                                                                   Exhibit 10.20

                               [FUSION LETTERHEAD]

July 10, 1996

Mr. Christopher Dauer
Asgill Lodge, Old Palace Lane
Richmond, Surrey TW9 1PQ
United Kingdom

Dear Christopher,

Speaking for myself as well as all of the members of the team here at Fusion, I am pleased to offer you the position of Director of Marketing.

The position of Director of Marketing will report directly to the Executive Vice President of Sales and Marketing. Your direct base compensation will be $7500.00 per month paid on a semi-monthly basis in accordance with the Company's normal payroll procedures. I will recommend at the next regularly scheduled Board of Directors meeting following your date of hire, that the Company provide to you a stock option to purchase 15,000 shares of stock. The stock options will vest according to the Company's standard four (4) year vesting schedule. The exercise price of the stock will be fixed as of the date of your employment.

You should be aware that your employment at Fusion Medical Technologies, Inc. is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Fusion Medical Technologies, Inc. is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as set forth in our Stock Option Agreement and Proprietary Information Agreement.

To indicate your acceptance of the Company's offer please sign and date this letter in the space provided below and fax it to me no later than Friday, July 12, 1996. A duplicate original is enclosed for your records. You will be required to sign a Proprietary Information Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written. This letter may not be modified or amended except by written agreement, signed by the Company and you.

Christopher, both I and the rest of the team at Fusion are excited about the prospect of your joining the Company. I look forward to working with you at Fusion. Welcome Aboard!

Sincerely,


/s/ Gary Curtis                                                     Date 7/10/96
----------------------------------------                                 -------
Gary Curtis
E.V.P., Sales & Marketing

Agreed and Accepted

Employee Name /s/ Christopher Dauer                                 Date 7/12/96
              --------------------------                                 -------
              Christopher Dauer